Exhibit 28n(6) under Form N-1A

Exhibit 99 under Item 601/Reg. S-K

Institutional Shares Exhibit

To

Multiple Class Plan

(REVISED 12/1/11)

1. Separate Arrangement And Expense Allocation

For purposes of Rule 18f-3 under the Act, the basic distribution and shareholder servicing arrangement of the Institutional Shares will consist of

(i)	with respect to money market funds, sales and shareholder servicing by financial intermediaries; and

(ii)	with respect to fluctuating NAV funds, sales and shareholder servicing by financial intermediaries to the following categories of investors (“Eligible Investors”);

•	An investor participating in a wrap program or other fee-based program sponsored by a financial intermediary;
•	An investor participating in a no-load network or platform sponsored by a financial intermediary where Federated has entered into an agreement with the intermediary;
•	A trustee/director, employee or former employee of the Fund, the Adviser, the Distributor and their affiliates; an immediate family member of these individuals, or a trust, pension or profit-sharing plan for these individuals;
•	An employer-sponsored retirement plan;
•	A trust institution investing on behalf of its trust customers;
•	An investor, other than a natural person, purchasing Shares directly from the Fund;
•	An investor (including a natural person) who owned Shares as of December 31, 2008;
•	Without regard to the initial investment minimum, an investor who acquired Institutional Shares pursuant to the terms of an agreement and plan of reorganization which permits the investor to acquire such Shares; and
•	Without regard to the initial investment minimum, in connection with an acquisition of an investment management or advisory business, or related investment services, products or assets, by Federated or its investment advisory subsidiaries, an investor (including a natural person) who (1) becomes a client of an investment advisory subsidiary of Federated or (2) is a shareholder or interest holder of a pooled investment vehicle or product that becomes advised or subadvised by a Federated investment advisory subsidiary as a result of such an acquisition other than as a result of a fund reorganization transaction pursuant to an agreement and plan of reorganization.

The principal underwriter and financial intermediaries may receive payments for distribution and/or administrative services under a Rule 12b-1 Plan and financial intermediaries may also receive shareholder service fees for services provided. In connection with this basic arrangement, Institutional Shares will bear the following fees and expenses:

Fees and Expenses	Maximum Amount Allocated Institutional Shares
Sales Load	None
Contingent Deferred Sales Charge ("CDSC")	None
Shareholder Service Fee	As set forth in the attached Schedule
12b-1 Fee	As set forth in the attached Schedule
Other Expenses	Itemized expenses incurred by the Fund with respect to holders of Institutional Shares as described in Section 3 of the Plan

2. Conversion and Exchange Privileges

For purposes of Rule 18f-3, Institutional Shares have the following conversion rights and exchange privileges at the election of the shareholder:

Conversion Rights:	None
Exchange Privilege:	Institutional Shares may be exchanged for Institutional Shares of any other Federated fund or share class that does not have a stated sales charge or contingent deferred sales charge, except Class A Shares of Federated Liberty U.S. Government Money Market Trust and Class R Shares.

In any exchange, the shareholder shall receive shares having the same aggregate net asset value as the shares surrendered, unless Class A Shares or Class F Shares which are subject to a CDSC are being exchanged, in which case the CDSC fee will be imposed as if the Class A Shares or Class F Shares had been redeemed. Exchanges to any other Class shall be treated in the same manner as a redemption and purchase.

Schedule of Funds
Offering institutional Shares

The Funds set forth on this Schedule each offer Institutional Shares on the terms set forth in the Institutional Shares Exhibit to the Multiple Class Plan, in each case as indicated below. The 12b-1 fees indicated are the maximum amounts authorized based on the average daily net asset value. Actual amounts accrued may be less.

Multiple Class Company Series	12b-1 Fee	Shareholder Service Fee

Federated Adjustable Rate Securities Fund	None	0.25%

Federated Asset Allocation Fund	None	None

Federated Equity Funds:
Federated Capital Appreciation Fund	None	None
Federated Clover Small Value Fund	None	None
Federated Clover Value Fund	None	None
Federated Global Equity Fund	None	None
Federated InterContinental Fund	None	None
Federated International Strategic Value Dividend Fund	None	None
Federated Kaufmann Large Cap Fund	None	None
Federated Market Opportunity Fund	None	None
Federated Mid Cap Growth Strategies Fund	None	None
Federated Prudent Bear Fund	None	None
Federated Strategic Value Dividend Fund	None	None

Federated Fixed Income Securities, Inc.:
Federated Municipal Ultrashort Fund	None	None
Federated Strategic Income Fund	None	None

Federated GNMA Trust	None	0.25%

Federated Income Securities Trust:
Federated Floating Rate Strategic Income Fund	None	None
Federated Unconstrained Bond Fund	None	None
Federated Intermediate Corporate Bond Fund	None	0.25%
Federated Muni and Stock Advantage Fund	None	None
Federated Prudent DollarBear Fund	None	None
Federated Real Return Bond Fund	None	0.25%
Federated Short-Term Income Fund	None	0.25%

Federated Income Trust	None	0.25%

Multiple Class Company Series	12b-1 Fee	Shareholder Service Fee

Federated Index Trust:
Federated Max-Cap Index Fund	None	0.25%
Federated Mid-Cap Index Fund	None	None

Federated Institutional Trust:
Federated Government Ultrashort Duration Fund	None	None
Federated Intermediate Government/Corporate Fund	None	None

Federated Intermediate Government Fund, Inc.	None	None

Federated Investment Series Fund, Inc.
Federated Bond Fund	None	None

Federated MDT Series:
Federated MDT All Cap Core Fund	None	None
Federated MDT Balanced Fund	None	None
Federated MDT Large Cap Growth Fund	None	None
Federated MDT Small Cap Core Fund	None	None
Federated MDT Small Cap Growth Fund	None	None

Federated MDT Stock Trust	None	None

Federated Short-Intermediate Duration Municipal Trust	None	0.25%

Federated Total Return Government Bond Fund	None	None

Federated Total Return Series, Inc.:
Federated Mortgage Fund	None	0.25%
Federated Total Return Bond Fund	None	None
Federated Ultrashort Bond Fund	None	0.25%

Federated U.S. Government Securities Fund: 1-3 Years	None	0.25%

Federated U.S. Government Securities Fund: 2-5 Years	None	0.25%

Federated World Investment Series, Inc.
Federated International Leaders Fund	None	None
Federated International Small-Mid Company Fund	None	None

Intermediate Municipal Trust:
Federated Intermediate Municipal Trust	None	0.25%

Multiple Class Company Series	12b-1 Fee	Shareholder Service Fee

Money Market Obligations Trust:
Federated California Municipal Cash Trust	None	0.25%
Federated Florida Municipal Cash Trust	0.25%	0.25%
Federated Government Obligations Fund	None	0.25%
Federated Government Obligations Tax-Managed Fund	None	0.25%
Federated Michigan Municipal Cash Trust	None	0.25%
Federated Minnesota Municipal Cash Trust	None	0.25%
Federated Municipal Obligations Fund	None	0.25%
Federated New Jersey Municipal Cash Trust	None	0.25%
Federated New York Municipal Cash Trust	None	0.25%
Federated Ohio Municipal Cash Trust	None	0.25%
Federated Pennsylvania Municipal Cash Trust	None	0.25%
Federated Prime Cash Obligations Fund	None	0.25%
Federated Prime Management Obligations Fund	None	0.25%
Federated Prime Obligations Fund	None	0.25%
Federated Prime Value Obligations Fund	None	0.25%
Federated Tax-Free Obligations Fund	None	0.25%
Federated Treasury Obligations Fund	None	0.25%
Federated U.S. Treasury Cash Reserves	None	0.25%
Federated Virginia Municipal Cash Trust	None	0.25%